Exhibit 23.4

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Amendment to Form S-3 Registration Statement No. 333-111495, of our report dated January 19, 2004, relating to the statement of direct revenues and direct expenses of the Focus Web site, a Web site formerly owned by Asia B2B Online Inc., for the nine months ended September 30, 2003 which appears in Sohu.com Inc.’s Current Report on Form 8-K/A filed on February 6, 2004, March 2, 2004, April 22, 2004 and June 23, 2004. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PricewaterhouseCoopers Zhong Tian CPAs Limited Company

Beijing, China

June 28, 2004